Exhibit 99.1

News
CapitalSource Inc.

4445 Willard Avenue
Twelfth Floor
Chevy Chase, MD 20815

FOR IMMEDIATE RELEASE

For information contact:
Investor Relations:	Media Relations:
Tony Skarupa	Paul Wardour
Director of Finance	Director of Marketing
(301) 841-2847	(301) 841-2745
tskarupa@capitalsource.com	pwardour@capitalsource.com
CAPITALSOURCE REPORTS FOURTH QUARTER 2005 AND
FULL YEAR 2005 OPERATING RESULTS
•	For the quarter ended December 31, 2005, earned net income of $51.9 million for diluted net income per share of $0.37, representing a 34% increase in earned net income compared to the quarter ended December 31, 2004, or $0.38 per diluted share if the stock portion of the special dividend paid in January 2006 is excluded

•	For the year ended December 31, 2005, earned net income of $164.7 million for diluted net income per share of $1.33, representing a 32% increase in earned net income compared to the year ended December 31, 2004, or $1.35 per diluted share if the stock portion of the special dividend paid in January 2006 is excluded

•	Grew the funded commercial loan portfolio to $6.0 billion, a net increase of $500 million, or 9.1%, from September 30, 2005, and grew loan commitments to $9.2 billion

•	For the year ended December 31, 2005, grew the funded commercial loan portfolio by $1.7 billion

•	Raised $414.3 million in a common stock offering in October 2005

•	On January 25, 2006, paid a special $350.9 million ($2.50 per share) earnings and profits dividend in cash and stock in connection with our REIT election

•	On February 21, 2006, declared a dividend in the amount of $0.49 per share payable to shareholders of record as of March 3, 2006

Chevy Chase, MD, February 22, 2006 — CapitalSource Inc. (NYSE: CSE) today reported net income of $51.9 million, or $0.37 per diluted share, for the quarter ended December 31, 2005, or $0.38 per diluted share if the stock portion of the special dividend paid in January 2006 is excluded. Net income was $164.7 million, or $1.33 per diluted share, for the year ended December 31, 2005, or $1.35 per diluted share if the stock portion of the special dividend paid in January 2006 is excluded. This represents an increase of $39.8 million, or 32%, from net income of $124.9 million, or $1.06 per diluted share, for the year ended December 31, 2004.
“We are very pleased with our fourth quarter and full year results that exceeded our expectations,” said John K. Delaney, Chairman and Chief Executive Officer. “CapitalSource continues to see strong growth across all lending groups, particularly in our commercial real estate and health care real estate groups. Credit quality for the portfolio remains strong with continued stabilization in our credit statistics. We continued to execute very well across the business¸ including on our REIT election plan, and we ended the year with significant momentum that has carried into the first quarter of 2006. For example, as of February 21, 2006, our funded commercial loan portfolio was in excess of $6.5 billion.”
On January 25, 2006, we paid a special dividend of $2.50 per share, $350.9 million in the aggregate, to common shareholders of record as of November 23, 2005. This dividend was a distribution of our estimated cumulative undistributed earnings and profits attributable to taxable years ended prior to January 1, 2006 and was made in connection with our election to be taxed as a real estate investment trust (“REIT”) effective January 1, 2006. The special dividend was paid $70.2 million in cash and $280.7 million in stock, resulting in the issuance of 12.3 million shares of common stock based on an imputed stock price of $22.85. These shares have been included in our diluted average shares outstanding since November 23, 2005 and were included in our net income per diluted share for the quarter and full year ended December 31, 2005.
On February 21, 2006, our Board of Directors declared a first quarter dividend in the amount of $0.49 per share. This dividend will be paid on or about March 31, 2006 to shareholders of record as of March 3, 2006.
During the fourth quarter 2005 and into the first quarter 2006, we have continued to execute on our previously discussed plans to be taxed as a REIT. As part of our efforts to qualify as a REIT, we began investing in residential mortgage loans and mortgage-backed securities. We purchased $2.3 billion in mortgage-backed securities during the quarter ended December 31, 2005. Subsequent to year end, we purchased an additional $1.1 billion in residential mortgage-backed securities financed with repurchase agreements and committed to purchase approximately $2.6 billion in residential prime whole loans, which we plan to finance with over $2.5 billion of debt financing to be issued in owner trust securitizations. Based upon these actions and the continued execution of our business plan between now and the end of March, we expect to be in compliance with the REIT asset requirements as of March 31, 2006.
Commercial Loan Portfolio
•	Gross commercial loans outstanding increased to $6.0 billion as of December 31, 2005, an increase of $500 million from $5.5 billion as of September 30, 2005.

•	During the fourth quarter ended December 31, 2005, our senior secured asset-based loans increased $78.4 million, or 4.0%; our first mortgage loans increased $379.7 million, or

23.9%; our senior secured cash flow loans increased $54.8 million, or 3.3%; and our mezzanine loans decreased $12.4 million, or 4.6%.
•	As of December 31, 2005, 34% of our funded commercial loan portfolio consisted of senior secured asset-based loans, 33% consisted of first mortgage loans, 29% consisted of senior secured cash flow loans and 4% consisted of mezzanine loans. These percentages compare to 35% senior secured asset-based loans, 29% first mortgage loans, 31% senior secured cash flow loans and 5% mezzanine loans as of September 30, 2005.

•	As of December 31, 2005, 38% of our commercial loan portfolio had been originated by our Healthcare and Specialty Finance Business, 32% by our Structured Finance Business and 30% by our Corporate Finance Business. These percentages compare to 38% originated by our Healthcare and Specialty Finance Business, 29% by our Structured Finance Business and 33% by our Corporate Finance Business as of September 30, 2005.

•	Net interest and fee income was $125.7 million for the fourth quarter 2005, an increase of $7.4 million, or 6%, from $118.3 million for the third quarter 2005.
Yield / Cost of Funds / Leverage / Net Interest Margin
•	Yield on average interest earning assets was 12.23% for the fourth quarter 2005, a decrease of 12 basis points from 12.35% for the third quarter 2005. This decrease was the result of a 61 basis point decrease in yield from fee income, partially offset by a 49 basis point increase in yield from interest income. We amortize loan fees charged to our borrowers into income over the life of our loans. We do not take loan fees into income when a loan closes. In connection with the early prepayment of a loan, there will be an acceleration of any remaining unamortized deferred fees for that loan and, depending upon the terms of the loan, there may be an additional fee that is charged based upon the prepayment and recognized in the period of the prepayment. We consider both the acceleration of any unamortized deferred fees and the earning of additional fees upon a prepayment to be prepayment-related fee income.

•	The decrease in yield from fee income for the fourth quarter 2005 compared to yield from fee income for the third quarter 2005 was primarily the result of a decrease in prepayment-related fee income, which contributed 36 basis points to yield in the fourth quarter 2005 compared to 81 basis points in the third quarter 2005, and a decrease in other fees. The increase in yield from interest income was primarily due to higher short-term interest rates during the quarter.

•	Cost of funds was 5.05% for the fourth quarter 2005 compared to 4.61% for the third quarter 2005. This increase was primarily the result of rising short-term interest rates during the quarter, partially offset by a decrease in amortization of deferred financing fees. Our overall borrowing spread to 30-day LIBOR decreased to 0.88% for the fourth quarter 2005 from 1.01% for the third quarter 2005.

•	Leverage, as measured by the ratio of total debt to equity, decreased to 4.22x as of December 31, 2005 from 4.31x as of September 30, 2005. This decrease was primarily due to the impact of our increased equity as a result of our common stock offering in October 2005 and collections and repayments of loans in our term debt securitizations, partially offset by increased borrowings on credit facilities and subordinated debt to fund portfolio growth. We accrued the entire $350.9 million special dividend as a liability as of December 31, 2005 in accordance with generally accepted accounting principles. On January 25, 2006, we issued 12.3 million shares of common stock in connection with the stock portion of this special dividend thereby increasing shareholders’ equity by $280.7 million. If the stock portion of the special dividend was reflected as equity in 2005, our debt to equity ratio would have been 3.42x as of December 31, 2005.
•	Net interest margin was 8.38% for the fourth quarter 2005, a 25 basis point decrease from 8.63% for the third quarter 2005. Net interest margin decreased due to lower yield on our interest earning assets, primarily due to lower prepayment related fee activity, and higher cost of funds, primarily due to higher short-term interest rates, partially offset by lower leverage.
Provision/Allowance for Loan Losses
•	The provision for loan losses was $7.9 million for the fourth quarter 2005. The provision for loan losses recorded in the fourth quarter was primarily attributable to the growth in the commercial loan portfolio and the continuing change in the mix of the portfolio toward a greater percentage of real estate and asset-based lending. The decrease in the provision for loan losses compared to third quarter 2005 was due to a change in estimate made to our loan loss reserve policy during the third quarter 2005.

•	Allowance for loan losses was $87.4 million as of December 31, 2005, a $5.9 million increase from $81.5 million as of September 30, 2005. This increase was due to an increase in the provision for loan losses, partially offset by loan charge offs as described below. Allowance for loan losses as a percentage of gross loans was 1.46% as of December 31, 2005, a decrease of 3 basis points from 1.49% as of September 30, 2005.

•	During the fourth quarter 2005, we recorded net charge offs of $2.0 million, or 0.14% of average loans during the quarter (annualized), a decrease from charge offs of $5.9 million, or 0.45% of average loans during the quarter (annualized), recorded during the third quarter 2005. These charge offs had minimal impact on fourth quarter 2005 net income due to allocated reserves recorded in prior periods relating to the charged off loans. For the year ended December 31, 2005, we recorded charge offs of $13.5 million, or 0.27% of average loans during the year.
Funding
•	In October 2005, we raised $414.3 million in proceeds from an offering of 19.25 million shares of common stock, $95.8 million of which was raised through purchases by our officers and directors and affiliates thereof.

•	In November and December 2005, we issued $232.0 million in junior subordinated debt to two newly formed statutory trusts, which issued an aggregate $225.0 million of trust preferred securities in a private placement to outside investors. This debt was issued with a stated maturity of 30 years, but is callable by us in five years.

•	We increased our credit facility capacity to $4.1 billion as of December 31, 2005.

Operating Expenses
•	Total operating expenses were $38.8 million for the fourth quarter 2005, an increase of $5.5 million, or 17%, from $33.3 million for the third quarter 2005. This increase was primarily the result of compensation costs related to new employees during the quarter and an increase in professional fees incurred in connection with our REIT election plan, partially offset by a decrease in incentive compensation.

•	Operating expenses as a percentage of average total assets were 2.51% for the fourth quarter 2005, an increase of 11 basis points from 2.40% for the third quarter 2005.
Other Income
•	Other income was $6.4 million for the fourth quarter 2005, an increase of $3.7 million from $2.7 million for the third quarter 2005. This increase was primarily due to increases in dividends received and gains on our equity investments and fees from our HUD mortgage origination services, partially offset by net unrealized losses on derivatives related to our forward commitment to purchase residential mortgage-backed securities.
Income Taxes
•	Our effective tax rate was 39.2% for the quarter and 38.8% for the year ended December 31, 2005. Our effective tax rate for the year ended December 31, 2005 was slightly above our effective tax rate for the nine months ended September 30, 2005 of 38.6%. Given our planned REIT election, we expect our effective tax rate for 2006 to be significantly lower.
Accounting Treatment for Certain Residential Mortgage Assets
The $2.3 billion of residential mortgage-backed securities purchased during 2005 and a substantial portion of the additional $1.1 billion in residential mortgage-backed securities purchased subsequent to year end were simultaneously financed with repurchase agreements with the same counterparty from whom the investments were purchased. Because of this purchase and financing relationship, we have recorded these transactions net on our balance sheet and have recorded a derivative to repurchase these assets based on a technical interpretation of certain accounting rules. Because we have retained the benefits and burdens of ownership, we believe the entire balance of the residential mortgage-backed securities will constitute qualifying real estate assets for REIT qualification purposes.
In accounting for residential mortgage-backed security investments financed with the seller, the derivative to repurchase the assets is marked to market with changes in fair value recorded in the income statement. The derivatives used to hedge the economic risks of these transactions also are marked to market through the income statement and these fair value changes are expected to at least partially offset the changes in value of our net investment.
For those securities financed by parties other than the seller, we will record the asset on the balance sheet and the corresponding financing as a liability on the balance sheet. It is our intent to classify these on balance sheet securities as trading securities, which are recorded at fair value with net unrealized gains or losses included in income.

We encourage all interested parties to review the presentation we have posted on our website. The presentation can be accessed on the investor relations page of our website at http://www.capitalsource.com, or by using the link below:
http://investor.capitalsource.com/phoenix.zhtml?c=114643&p=irol-irhome
Conference Call and Webcast
We will host a conference call on Wednesday, February 22, 2006 at 10:00 a.m. EST to discuss our fourth quarter results. If you wish to participate, please call (800) 706-7748 from the United States or (617) 614-3473 from outside the United States with pass code 23024005. Please call approximately ten minutes in advance. The call will also be audio webcast on the Investor Relations page of the CapitalSource website, www.capitalsource.com.
A telephonic replay will be available from approximately 12:00 p.m. EST February 22, 2006 through March 1, 2006. Please call (888) 286-8010 from the United States or (617) 801-6888 from outside the United States with pass code 30746137. An audio replay will also be available on the Investor Relations page of the CapitalSource website.
About CapitalSource
CapitalSource is a specialized commercial finance company operating as a REIT and offering asset-based, senior, cash flow and mezzanine financing to small and mid-sized borrowers through three focused lending businesses: Corporate Finance, Healthcare and Specialty Finance and Structured Finance. By offering a broad array of financial products, we had outstanding $9.2 billion in loan commitments as of December 31, 2005. Headquartered in Chevy Chase, MD, we have a national network of offices across the country. As of December 31, 2005, we had 520 employees. Middle market lending involves a certain degree of credit risk which we believe will result in credit losses in our portfolio. For more information, visit www.capitalsource.com or call toll free at (866) 876-8723.
Forward-Looking Statements
This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. Examples of these forward-looking statements include, but are not limited to (i) our expectation that we will elect REIT tax status beginning with our 2006 tax year and (ii) our expectation that we will purchase approximately $2.6 billion in whole mortgage loans and finance that purchase using an owner trust securitization.
All forward-looking statements (including statements regarding future financial and operating results) involve risks, uncertainties and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements. The forward-looking statements in this press release regarding our anticipated REIT election commencing in 2006 are subject to particular risks including, but not limited to: resolution of, and receipt of final Board of Directors approval with respect to, relevant legal, accounting and financial matters relating to our election of REIT status beginning January 1, 2006, and no occurrence of other events that require a change in the timing of our REIT election; material variance in the expected level of our cumulative earnings and profits or our projected dividend payout, and the implications of any such variance on our stock price; our ability to access the capital markets on attractive terms or at all to obtain the financing we will need to manage the growth of our existing loan portfolio and to operate as a REIT; our management’s ability to operate our business in accordance with the complex rules and regulations governing REITs as necessary to ensure our qualification and maintenance of our REIT status; potential changes in tax laws that could reduce the benefits we associate with the REIT election; our lack of share ownership limitations and transfer restrictions in our charter could result in our failure to qualify as a REIT if five or fewer individuals were to acquire 50 percent or more of our outstanding shares of common stock; and the relative attractiveness of our dividend payout as compared to other investment options should market interest rates continue to rise.
More detailed information about factors we believe could cause our actual results, performance or achievements to differ materially from anticipated levels is contained in our filings with the SEC, including the sections captioned “Risk Factors” in our Current Report on Form 8-K as filed with the SEC on October 6, 2005 and “Risk Factors” and “Business” in our Annual Report on Form 10-K as filed with the SEC on March 15, 2005. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

CapitalSource Inc.
Consolidated Balance Sheets
(Unaudited)

	December 31,	September 30,
	2005	2005
	($ in thousands)
Assets
Cash and cash equivalents	$323,896	$125,405
Restricted cash	284,785	169,782
Mortgage-related receivable	49,779	—
Loans:
Loans	5,987,743	5,487,256
Less deferred loan fees and discounts	(120,407)	(109,875)
Less allowance for loan losses	(87,370)	(81,498)

Loans, net	5,779,966	5,295,883
Investments	126,393	90,442
Deferred financing fees, net	42,006	38,481
Other assets	68,601	51,820

Total assets	$6,675,426	$5,771,813

Liabilities and shareholders’ equity
Liabilities:
Credit facilities	$2,497,609	$1,998,582
Term debt	1,779,748	2,094,511
Convertible debt	555,000	555,000
Subordinated debt	231,959	—
Stock dividend payable	280,720	—
Cash dividend payable	70,202	—
Other liabilities	60,250	44,123

Total liabilities	5,475,488	4,692,216

Shareholders’ equity:
Preferred stock (50,000,000 shares authorized; no shares outstanding)	—	—
Common stock ($0.01 par value, 500,000,000 shares authorized; 141,705,766 and 121,251,457 shares issued; 140,405,766 and 119,951,457 shares outstanding, respectively)	1,404	1,200
Additional paid-in capital	1,248,745	826,474
Retained earnings	46,783	345,770
Deferred compensation	(65,729)	(63,000)
Accumulated other comprehensive loss, net	(1,339)	(921)
Treasury stock, at cost	(29,926)	(29,926)

Total shareholders’ equity	1,199,938	1,079,597

Total liabilities and shareholders’ equity	$6,675,426	$5,771,813

CapitalSource Inc.
Consolidated Statements of Income
(Unaudited)

	Three Months Ended
	December 31,	September 30,	December 31,	Year Ended December 31,
	2005	2005	2004	2005	2004
	($ in thousands, except per share data)
Net interest and fee income:
Interest income	$153,331	$133,480	$95,502	$514,652	$313,827
Fee income	29,915	35,771	24,476	130,638	86,324

Total interest and fee income	183,246	169,251	119,978	645,290	400,151
Interest expense	57,571	50,981	27,757	185,935	79,053

Net interest and fee income	125,675	118,270	92,221	459,355	321,098
Provision for loan losses	7,847	42,884	5,472	65,680	25,710

Net interest and fee income after provision for loan losses	117,828	75,386	86,749	393,675	295,388

Operating expenses:
Compensation and benefits	22,801	20,253	20,831	95,008	72,445
Other administrative expenses	16,011	13,042	8,613	48,828	35,303

Total operating expenses	38,812	33,295	29,444	143,836	107,748

Other income (expense):
Diligence deposits forfeited	1,452	1,628	642	4,557	4,987
Gain on investments, net	3,866	36	2,826	9,194	2,371
Loss on derivatives	(2,061)	(107)	(26)	(2,175)	(506)
Other income	3,189	1,186	3,043	7,657	10,929

Total other income	6,446	2,743	6,485	19,233	17,781

Net income before income taxes	85,462	44,834	63,790	269,072	205,421
Income taxes	33,527	16,751	25,006	104,400	80,570

Net income	$51,935	$28,083	$38,784	$164,672	$124,851

Net income per share:
Basic	$0.39	$0.24	$0.33	$1.36	$1.07
Diluted	$0.37	$0.24	$0.33	$1.33	$1.06

Average shares outstanding:
Basic	133,816,659	116,742,755	116,257,281	120,976,558	116,217,650
Diluted	140,354,039	117,697,783	117,554,347	123,433,645	117,600,676

CapitalSource Inc.
Pro Forma Financial Information
(Unaudited)

	Three Months Ended	Year Ended
	December 31, 2005	December 31, 2005
	($ in thousands, except per share data)

Net income	$51,935	$164,672

Reported average shares — diluted	140,354,039	123,433,645
Less: Average shares issued in connection with stock dividend declared	5,207,927	1,312,683

Pro forma average shares — diluted (a)	135,146,112	122,120,962

Pro forma diluted net income per share (a)	$0.38	$1.35

Reported diluted net income per share	$0.37	$1.33

(a)	Adjusted to exclude the impact of weighed average shares issued in connection with the stock portion of the special dividend paid on January 25, 2006.

CapitalSource Inc.
Selected Financial Data
(Unaudited)

Three Months Ended
December 31,	September 30,	December 31,	Year Ended December 31,
2005	2005	2004	2005	2004
Performance ratios:
Return on average assets	3.35%	2.02%	3.70%	3.05%	3.59%
Return on average equity	15.48%	10.48%	16.63%	15.05%	14.17%
Net interest margin	8.38%	8.63%	8.87%	8.66%	9.30%
Operating expenses as a percentage of average total assets	2.51%	2.40%	2.81%	2.66%	3.09%
Efficiency ratio (operating expenses / net interest and fee income and other income)	29.38%	27.51%	29.83%	30.05%	31.80%

Credit quality and leverage ratios:
60 or more days contractual delinquencies as a percentage of loans (as of period end)	0.70%	1.00%	0.76%	0.70%	0.76%
Loans on non-accrual status as a percentage of loans (as of period end)	2.30%	2.18%	0.53%	2.30%	0.53%
Impaired loans as a percentage of loans (as of period end)	3.33%	3.74%	0.77%	3.33%	0.77%
Net charge offs as a percentage of average loans (annualized)	0.14%	0.45%	0.29%	0.27%	0.26%
Allowance for loan losses as a percentage of loans (as of period end)	1.46%	1.49%	0.82%	1.46%	0.82%
Total debt to equity (as of period end)	4.22	x	4.31	x	3.93	x	4.22	x	3.93	x
Equity to total assets (as of period end)	17.98%	18.70%	19.98%	17.98%	19.98%

Average balances ($ in thousands):
Average loans	$5,661,257	$5,195,798	$3,890,583	$5,046,704	$3,287,734
Average assets	6,141,779	5,503,365	4,170,047	5,401,197	3,481,787
Average interest earning assets	5,948,926	5,436,081	4,135,321	5,301,556	3,453,888
Average borrowings	4,524,222	4,383,977	3,192,971	4,185,453	2,567,077
Average equity	1,331,396	1,063,136	927,808	1,093,882	880,884

CapitalSource Inc.
Commercial Loan Portfolio/Credit Quality Data
(Unaudited)
Commercial Loan Portfolio:

	December 31, 2005		September 30, 2005
		($ in thousands)
Composition of portfolio by loan type:
Senior secured asset-based loans	$2,022,123	34%	$1,943,741	35%
First mortgage loans	1,970,709	33	1,591,012	29
Senior secured cash flow loans	1,740,184	29	1,685,404	31
Mezzanine loans	254,727	4	267,099	5

Total	$5,987,743	100%	$5,487,256	100%

Composition of portfolio by lending business:
Healthcare and Specialty Finance	$2,281,419	38%	$2,056,182	38%
Structured Finance	1,909,149	32	1,618,028	29
Corporate Finance	1,797,175	30	1,813,046	33

Total	$5,987,743	100%	$5,487,256	100%

Asset Classification:

	December 31, 2005	September 30, 2005
	($ in thousands)
Loans 60 or more days contractually delinquent	$41,785	$54,947
Non-accrual loans (1)	137,446	119,427
Impaired loans (2)	199,257	205,246
Less: loans in multiple categories	(175,070)	(170,220)

Total	$203,418	$209,400

Total as a percentage of total loans	3.40%	3.82%

(1)	Includes loans with an aggregate principal balance of $37.6 million and $27.8 million as of December 31, 2005 and September 30, 2005, respectively, that were also classified as loans 60 or more days contractually delinquent.

(2)	Includes loans with an aggregate principal balance of $37.6 million and $50.8 million, respectively, as of December 31, 2005 and September 30, 2005 that were also classified as loans 60 or more days contractually delinquent, and loans with an aggregate principal balance of $137.4 million and $119.4 million as of December 31, 2005 and September 30, 2005, respectively, that were also classified as loans on non-accrual status.